Exhibit 5.1

Baker McKenzie Switzerland AG Holbeinstrasse 30 P.O. Box 8034 Zurich Switzerland T +41 44 384 14 14 F +41 44 384 12 84 zurich.info@bakermckenzie.com www.bakermckenzie.com

In advance via email
NLS Pharmaceutics Ltd The Circle 6 8058 Zurich Switzerland

Zurich, June [●], 2025 | MC/jor

NLS Pharmaceutics Ltd – Registration Statement on Form F-4

Ladies and Gentlemen,

We have acted as special Swiss counsel to NLS Pharmaceutics Ltd., a stock corporation incorporated under the laws of Switzerland (the “Company”), in connection with the filing of a Registration Statement on Form F-4, filed on or around the date hereof (the “Registration Statement”), including the accompanying prospectus set forth therein, with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by the Company of (i) [●]common shares of the Company, par value CHF 0.03 per share (the “Common Shares”); and (ii) [●] Common Shares issuable upon exercise of pre-funded warrants (the Ordinary Shares underlying the pre-funded warrants,the “Warrant Shares”), in each case, to be issued pursuant to the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of November 4, 2024 and as amended on January 30, 2025, February 17, 2025, May 5, 2025 and June 5, 2025, by and among the Company, NLS Pharmaceutics (Israel) Ltd., an Israeli company and a wholly owned subsidiary of the Company (the “Merger Sub”), and Kadimastem Ltd., an Israeli publicly traded company limited by shares (TASE: KDST) (“Kadimastem”) (the “Merger Agreement”). As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

I.	BASIS OF OPINION

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined hereafter), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

1 | 3

For purposes of this opinion, we have only reviewed originals or copies of the following documents (collectively the “Documents”):

1.	an electronic copy of the articles of association of the Company dated [●] 2025, as filed with the Commercial Register of the Canton of Zurich with the updated share capital due to the issuance of [●] Common Shares of the Company, as filed with the Commercial Register of the Canton of Zurich (the “Articles”);

2.	an electronic copy of notarized resolutions of the Company’s extraordinary shareholders’ meeting dated [●] 2025;

3.	an electronic copy of the notarized resolutions of the Company’s board of directors dated [●] 2025 regarding the implementation of the ordinary capital increase (Feststellungsbeschluss) for the issuance of the Common Shares and the corresponding amendments to the Articles;

4.	an electronic copy of the certified excerpt from the Commercial Register of the Canton of Zurich in respect of the Company dated [●] 2025;

5.	an electronic copy of an excerpt from the share and uncertificated securities ledger and register of beneficial owners of the Company dated [●] regarding the Common Shares;

6.	an electronic copy of the executed merger agreement dated [●] 2024 (as amended on [●] 2025 and [●] 2025);

7.	an electronic copy of the executed pre-funded warrant dated [●] 2025;

8.	an electronic copy of the board resolution of the Company, reserving the Warrant Shares for the purpose of the pre-funded warrant;

No documents, other than the Documents, have been reviewed by us in connection with this opinion.

II.	Assumptions

In rendering the opinion below, we assumed:

a)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

b)	the Company has not and will not dispose of the respective number of common shares reserved in the conditional capital (bedingtes Aktienkapital) for the issuance of Warrant Shares for any other purpose than the Warrant Shares;

c)	the genuineness of all signatures;

d)	the completeness of and conformity to the originals of all Documents submitted to us as copies; and

e)	to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

2 | 3

III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that subject to and effective upon the Merger, and upon receipt by the Company of the consideration for the issuance of the Ordinary Shares or Warrant Shares, as applicable, contemplated under the Merger Agreement:

a)	The Common Shares, when issued pursuant to the Merger, are and will be validly issued, fully paid-in (up to their nominal amount) and non-assessable.

b)	The Warrant Shares once issued from the Company’s conditional share capital (bedingtes Aktienkapital) or delivered from treasury, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable if issued in accordance with the terms of the pre-funded warrants..

IV.	QUALIFICATIONS

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of Zurich 1, Switzerland.

This opinion is given as of the date hereof. We have no responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Baker McKenzie Switzerland AG

Matthias Courvoisier
Dr. iur., MSc in Finance, Attorney at law D +41 44 384 13 40 matthias.courvoisier@bakermckenzie.com
Registered in the Attorney’s Register

3 | 3